Exhibit 99.1

SWS Group, Inc. Commences Public Offering of Common Stock

DALLAS, December 1, 2009 — SWS Group, Inc. (the “Company”) (NYSE: SWS) announced today that it has commenced an underwritten public offering of 4,100,000 shares of its common stock. The underwriters will be granted a 30-day option to purchase up to an additional 615,000 shares of common stock from the Company to cover over-allotments, if any. The Company intends to use the net proceeds for general corporate purposes and to support continued growth or selective opportunistic acquisitions. The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

BofA Merrill Lynch will act as sole book-running manager for the offering. BMO Capital Markets and Southwest Securities, Inc. will act as co-managers.

This offering is being made only by prospectus and prospectus supplement related to this offering. Copies of the prospectus, preliminary prospectus supplement and, when available, the prospectus supplement may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com; or Southwest Securities, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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SWS Group, Inc. Announces Public Offering of Common Stock / 2

Company Information

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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CONTACT:	Jim Bowman, Vice President — Corporate Communications, (214) 859-9335
jbowman@swst.com